Exhibit 3.51

ARTICLES OF INCORPORATION

OF

POWERCO ELECTRIC CORP.

ONE: The name of this Corporation is POWERCO ELECTRIC CORP.

TWO: The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE: The name and address in the State of California of this corporation’s initial agent for service of process is David L. Blender, Esq., 5959 Topanga Canyon Boulevard, Suite 200, Woodland Hills, California 91367.

FOUR: The Corporation is authorized to issue only one Class of shares of stock; and the total number of shares which this corporation is authorized to issue is 10,000 shares.

Dated: February 27, 1995

/s/David L. Blender
DAVID L. BLENDER

I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

/s/David L. Blender
DAVID L. BLENDER